UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                       (Amendment No. ___________)*


                         Interferon Sciences, Inc.
                             (Name of Issuer)

                       COMMON STOCK, $0.01 PAR VALUE
                      (Title of Class of Securities)

                                 458903101
                              (CUSIP Number)




    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates Inc.
   13-3131718

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)

                                                (b)


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            2,514,100 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       2,514,100 shares

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,514,100

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.8%

12  TYPE OF REPORTING PERSON

    IA, CO

Item 1(a) NAME OF ISSUER:

     Interferon Sciences, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     783 Jersey Avenue
     New Brunswick, New Jersey 08901



Item 2(a) NAME OF PERSON FILING:

     See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

     55 East 52nd Street
     New York, New York  10055

Item 2(c) CITIZENSHIP:

     See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01

Item 2(e) CUSIP NUMBER:

          458903101

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940.

Item 4    OWNERSHIP:

     (a)  Amount beneficially owned:
          See Item 9 of the cover pages attached hereto

     (b)  Percent of Class:
          See Item 11 of the cover pages attached hereto

     (c)  See Items 5 through 8  of the cover pages attached hereto

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     Not Applicable

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not Applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10   CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1997


                                  FORSTMANN-LEFF ASSOCIATES INC.


                                  By:  /s/ Peter A. Lusk
                                       Peter A. Lusk
                                       Chief Operating Officer